Emergent Capital, Inc. Announces Fourth Quarter and Year-End 2015 Results and Subsequent Developments

Company Reports Book Value of $8.01 per Share

New Senior Secured Notes Subsequently Issued Totaling $21.2 Million

Boca Raton, Fla., March 14, 2016 – Emergent Capital, Inc. (NYSE: EMG) ("Emergent" or the "Company"), today announced its financial results for the three months and year ended December 31, 2015.

Three Months Ended December 31, 2015
Total income from continuing operations was $3.1 million for the three months ended December 31, 2015 compared to income from continuing operations of $24.8 million for the same period in 2014. This decrease was a result of a change in the fair value of life settlements primarily driven by discount rate adjustments as well as a decrease in policy acquisitions during the period.

The following table provides a summary of the components of income from the Company's life settlements.

	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014
Change in estimated probabilistic cash flows	$16,087,268	$18,570,328
Premiums paid during period	(16,679,958)	(14,880,865)
Change in life expectancy evaluation	(1,329,075)	307,129
Change in discount rates	(2,769,807)	11,596,643
Unrealized gain on acquisitions	95,885	3,418,490
Realized gain on maturities	7,730,983	5,803,303
Change in fair value of life settlements	$3,135,296	$24,815,028

Total expenses from continuing operations were $18.5 million for the three months ended December 31, 2015 compared to $13.5 million for the same period in 2014. The increase was primarily related to legal fees of $10.4 million including a one-time payment of $6.5 million relating to the Company's indemnification obligations for the conclusion of the United States Attorney's Office (USAO) Investigation.

The Company reported a net loss from continuing operations of $13.7 million, or $(0.49) per diluted share for the three months ended December 31, 2015, compared to net earnings of $8.7 million, or $0.32 per diluted share, for the same period in 2014. The net loss for the three months ended December 31, 2015 includes an income tax benefit of approximately $1.7 million compared to an income tax expense of $2.6 million for the same period in 2014.

Year Ended December 31, 2015
Total income from continuing operations was $46.9 million for the year ended December 31, 2015 compared to $43.8 million for the same period in 2014. The increase was primarily due to a $2.6 million increase in the change in fair value of life settlements.

The following table provides a summary of the components of income from the Company's life settlements.

	Year Ended December 31, 2015	Year Ended December 31, 2014
Change in estimated probabilistic cash flows	$76,707,356	$72,275,001
Premiums paid during period	(64,923,395)	(55,459,396)
Change in life expectancy evaluation	(20,029,291)	(10,655,781)
Change in discount rates	1,070,696	15,700,091
Unrealized gain on acquisitions	5,951,916	5,855,283
Realized gain on maturities	47,939,749	16,412,596
Change in fair value of life settlements	$46,717,031	$44,127,794
Total expenses were $86.0 million for the year ended December 31, 2015 compared to $48.8 million for the same period in 2014. The increase was primarily due to a $17.7 million increase in the change in fair value (liability) of the Company’s revolving credit facilities due to reduction in the discount rate after amending the White Eagle Revolving Credit Facility, along with projected earlier repayments due to maturities. These were partially offset by increased borrowings, the lengthening of life expectancies of certain insureds underlying policies pledged as collateral in the facility and increases in the projected cost of insurance, an increase in the extinguishment of the senior secured notes totaling $8.8 million, higher interest expense of $11.1 million, as well as higher legal fees of $7.1 million mainly attributable to a one-time payment of $6.5 million required by Company's indemnification obligations for the conclusion of the USAO Investigation on December 31, 2015.

The Company reported a net loss from continuing operations of $30.4 million, or $(1.22) per diluted share, for the year ended December 31, 2015, compared to a net loss of $5.2 million, or $(0.24) per diluted share, for the same period in 2014. The net loss for the year ended December 31, 2015 includes an income tax benefit of approximately $8.7 million compared to income tax expense of $125,000 for the same period in 2014.

As of December 31, 2015, the Company had cash and cash equivalents of approximately $20.3 million. The Company had 28,130,508 shares outstanding, treasury shares of 608,000 and an undiluted book value of $8.01 per share at December 31, 2015.

Life Settlements Portfolio Highlights
At December 31, 2015, the estimated fair value of the Company’s 632 life insurance policies was $461.9 million compared to $388.9 million for 607 life insurance policies at December 31, 2014. The weighted average discount rate was 17.02% at December 31, 2015 compared to 17.77% at December 31, 2014. The aggregate face value of the Company's portfolio of life insurance policies was approximately $3.0 billion at December 31, 2015. During the fourth quarter, the Company experienced three policy maturities totaling $13.9 million. To date in 2016, the Company has experienced five additional policy maturities totaling $11.0 million. All of the aforementioned maturities occurred within the Company’s revolving credit facilities.

Antony Mitchell, Chief Executive Officer of Emergent, commented: “During the quarter, we had what we believe are two seminal events. First, after amending our White Eagle Revolving Credit Facility, we expect to receive significant cash flows from the White Eagle and Red Falcon portfolios over the next three years.  Second, the Justice Department's investigation of certain former employees related to of our legacy premium finance business ended with a civil resolution and with no admissions of wrong doing. As a result, we expect our future legal fees to be significantly lower. These two events should dramatically improve our cash management capabilities going forward.” Mr. Mitchell continued, “Lastly, today, we announced that we raised over $21.2 million in a private debt offering and expect to raise up to $30.0 million in total."

Conference Call
The Company will be hosting a conference call today at 5:00 P.M. ET to join the call, please dial toll free (855) 656-0929, or from outside the U.S. (412) 317-6021. The conference call will also be broadcast live through a link on the Investor Relations section of the Company’s website at www.emergentcapital.com. Please visit the website at least 10 minutes prior to the call to register, download and install any necessary audio software.

About Emergent Capital, Inc.
Emergent Capital (NYSE: EMG) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com

# # #

-SELECTED FINANCIAL TABLES FOLLOW-

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,

	2015	2014
	(in thousands, except share and per share data)
Income
Interest income	$22	$29
Loss on life settlements, net	(41)	(426)
Change in fair value of life settlements	46,717	44,128
Other income	193	85
Total income	46,891	43,816
Expenses
Interest expense	27,286	16,245
Extinguishment of Secured Notes	8,782	—
Change in fair value of Revolving Credit Facilities	12,197	(5,472)
Change in fair value of conversion derivative liability	—	6,759
Personnel costs	6,384	8,763
Legal fees	20,739	13,620
Professional fees	7,133	5,254
Insurance	1,275	1,667
Other selling, general and administrative expenses	2,194	2,006
Total expenses	85,990	48,842
Loss from continuing operations before income taxes	(39,099)	(5,026)
(Benefit) provision for income taxes	(8,719)	125
Net loss from continuing operations	$(30,380)	$(5,151)
Discontinued Operations:
Loss from discontinued operations	(644)	(601)
Benefit for income taxes	—	232
Net loss from discontinued operations	(644)	(369)
Net loss	$(31,024)	$(5,520)
Loss per share:
Basic loss per share:
Basic loss per share from continuing operations	$(1.22)	$(0.24)
Basic loss per share from discontinued operations	$(0.03)	$(0.02)
Basic loss per share available to common shareholders	$(1.25)	$(0.26)
Diluted loss per share:
Diluted loss per share from continuing operations	$(1.22)	$(0.24)
Diluted loss per share from discontinued operations	$(0.03)	$(0.02)
Diluted loss per share available to common shareholders	$(1.25)	$(0.26)
Weighted average shares outstanding:
Basic and diluted	24,851,178	21,354,567

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended December 31,

	2015	2014
	(in thousands, except share and per share data)
Income
Interest income	$6	$7
Loss on life settlements, net	(41)	—
Change in fair value of life settlements	3,136	24,815
Other income	8	13
Total income	3,109	24,835
Expenses
Interest expense	5,795	5,080
Change in fair value of Revolving Credit Facilities	(1,292)	(915)
Personnel costs	960	2,136
Legal fees	10,394	4,498
Professional fees	1,849	1,692
Insurance	309	414
Other selling, general and administrative expenses	523	641
Total expenses	18,538	13,546
(Loss) income from continuing operations before income taxes	(15,429)	11,289
(Benefit) provision for income taxes	(1,737)	2,577
Net (loss) income from continuing operations	$(13,692)	$8,712
Discontinued Operations:
(Loss) income from discontinued operations	(5)	85
Benefit for income taxes	(223)	—
Net (loss) income from discontinued operations	(228)	85
Net (loss) income	$(13,920)	$8,797
(Loss) earnings per share:
Basic (loss) earnings per share:
Basic (loss) income per share from continuing operations	$(0.49)	$0.41
Basic loss per share from discontinued operations	$(0.01)	$—
Basic (loss) income per share available to common shareholders	$(0.50)	$0.41
Diluted (loss) earnings per share:
Net (loss) income from continuing operations	(13,692)	8,712
Add: Interest expense associated with convertible debt, net of tax	—	1,448
Adjusted net (loss) income from continuing operations	(13,692)	10,160
Net (loss) income from discontinued operations	(228)	85
Diluted (loss) income per share from continuing operations	$(0.49)	$0.32
Diluted loss per share from discontinued operations	$(0.01)	$—
Diluted (loss) income per share available to common shareholders	$(0.50)	$0.32
Weighted average shares outstanding:
Basic	27,890,227	21,361,930
Add: Restricted Stock	—	26,725
Add: Convertible debt using the "if converted" method	—	10,464,941
Diluted	27,890,227	31,853,596

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEETS
December 31,

	2015	2014
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$12,946	$51,166
Cash and cash equivalents (VIE)	7,395	3,751
Certificate of deposit	2,501	—
Prepaid expenses and other assets	1,017	1,502
Deposits - other	1,347	1,340
Deposits on purchases of life settlements	—	1,630
Structured settlement receivables, at estimated fair value	—	384
Structured settlement receivables at cost, net	—	597
Life settlements, at estimated fair value	11,946	82,575
Life settlements, at estimated fair value (VIE)	449,979	306,311
Receivable for maturity of life settlements (VIE)	18,223	4,000
Fixed assets, net	322	355
Investment in affiliates	2,384	2,384
Deferred debt costs, net	1,797	3,936
Total assets	$509,857	$459,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$3,051	$6,140
Accounts payable and accrued expenses (VIE)	419	423
Other liabilities	360	1,256
Interest payable - Convertible Notes	2,272	2,272
Convertible Notes, net of discount	58,609	55,881
Interest payable - Secured Notes	—	261
Secured Notes, net of discount	—	24,036
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	169,131	145,831
Red Falcon Revolving Credit Facility, at estimated fair value (VIE)	55,658	—
Deferred tax liability	—	8,728
Total liabilities	289,500	244,828
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 80,000,000 authorized; 28,130,508 and 21,402,990 issued and outstanding as of December 31, 2015 and 2014, respectively)	281	214
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of December 31, 2015 and 2014)	—	—
Treasury Stock, net of cost (608,000 and 0 shares as of December 31, 2015 and 2014, respectively)	(2,534)	—
Additional paid-in-capital	305,450	266,705
Accumulated deficit	(82,840)	(51,816)
Total stockholders’ equity	220,357	215,103
Total liabilities and stockholders’ equity	$509,857	$459,931

Selected Operating Data (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Period Acquisitions — Policies Owned
Number of policies acquired	2	14	43	16
Average age of insured at acquisition	71.0	85.3	85.0	85.2
Average life expectancy — Calculated LE (Years)	9.3	6.0	5.4	5.9
Average death benefit	$485	$4,053	$2,811	$4,444
Aggregate purchase price	$160	$12,807	$30,695	$16,296
End of Period — Policies Owned
Number of policies owned	632	607	632	607
Average Life Expectancy — Calculated LE (Years)	9.9	10.7	9.9	10.7
Aggregate Death Benefit	$2,979,352	$2,931,066	$2,979,352	$2,931,066
Aggregate fair value	$461,925	$388,886	$461,925	$388,886
Monthly premium — average per policy	$9.1	$7.8	$9.1	$7.8